Exhibit 99.1

Special Jetwire – Feb. 3, 2021

Fellow team members,
We are nearly five weeks into 2021, and unfortunately, we find ourselves in a situation similar to much of 2020. As we closed out last year with the successful extension of the Payroll Support Program (PSP), we fully believed that we would be looking at a summer schedule where we’d fly all of our airplanes and need the full strength of our team. Regrettably, that is no longer the case. The vaccine is not being distributed as quickly as any of us believed, and new restrictions on international travel that require customers to have a negative COVID-19 test have dampened demand.
We will fly at least 45% less in the first quarter compared to what we flew for the same period in 2019, and based on current demand outlook, we will not fly all of our aircraft this summer as planned. Consequently, like last fall, we will have more team members than the schedule requires after federal payroll support expires April 1.
On Friday, we will begin issuing Worker Adjustment and Retraining Notification (WARN) notices covering approximately 13,000 team members. As a reminder, WARN notices may be required by law in advance of potential furloughs in certain locations, but it’s important to note that these notices do not necessarily equate to furloughs.
Of course, this is not where we want to be, and we will work with union leadership to do everything we can to mitigate job impact as much as possible.
First, you may have seen that our union partners are urging Congress for an extension of the PSP through Sept. 30 of this year. We are fully behind our union leaders’ efforts to fight for an extension and we will lend our time and energy to support this effort in every way we can. Our nation’s leaders understand the vital role airline workers play in keeping the country moving. They showed their support last year and we will encourage them to do the same again as the pandemic continues around the world.
Secondly, on Friday we will open a voluntary early out program (VEOP) and a long-term voluntary leave of absence (VLOA) program for frontline, U.S.-based team members, excluding pilots. The benefits offered through these programs have not changed from last summer, but given where we are in our recovery, these programs may make more sense for some of our team members today than they did previously.
Here’s a high-level overview of the programs, and you can find full details on Jetnet. The application window will open on Friday morning.
•Early out program for team members with 10 or more years of workgroup seniority: An early out offering for team members with at least 10 years of workgroup seniority. This program includes up to $150,000 in a Retiree Health Reimbursement Arrangement for 65-point plan retirement-eligible team members, as well as some positive space travel.
•Early out program for team members with less than 10 years of workgroup seniority: An early out offering for team members who have less than 10 years of workgroup seniority. This program will provide continuation of active medical coverage and non-rev travel privileges for a period of time.
•Extended leave program: Extended leaves of 12 or 18 months that provide continued medical coverage at active rates, continued non-rev travel privileges and partial pay.
Obviously, issuing these required WARN notices isn’t a step we want to take. Tens of thousands of our colleagues have faced extreme uncertainty about their job security over the past 12 months, and that’s on top of the emotional stress all of our team has faced during an incredibly difficult year.
Please know that we will get through this period and to more stable ground — that is certain. And, we will continue to fight in every way possible to get there as soon as we can. Until demand returns and we can provide permanent job stability, we owe you transparency. That is what we can offer today and what we will continue to provide. Thank you for all you continue to do for each other, our customers and our airline.
Doug/Robert

WARN notices by workgroup

Workgroup	WARN notices
Pilots	1,850
Flight Attendants	4,245
Maintenance & Related	1,420
Fleet Service	3,145
Passenger Service	1,205
Dispatch	100
Flight Crew Training Instructors and Simulator Pilot Instructors	40